Exhibit 10.16

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of September 9, 2004 (“Agreement Date”), by and between Multimedia Games, Inc., a Texas corporation (“Company”), and Clifton E. Lind (“Executive”) (either party individually, a “Party”; collectively, the “Parties”).

WHEREAS, the Company desires to retain the services of Executive as President (“President”) and Chief Executive Officer (“CEO”);

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions of Executive’s employment by the Company and to address certain matters related to Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the Parties hereto agree as follows:

1. Employment. Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Executive is employed as President and CEO and shall generally have the duties and responsibilities consistent with that position and assigned to him by the Board of Directors of the Company (the “Board”). Executive shall perform faithfully and diligently all duties assigned to Executive as are consistent with the position of CEO and President and will report directly to the Board.

2.2 Standard of Conduct/Full-time. During the term of this Agreement, Executive will act loyally and in good faith to discharge the duties of President and CEO, and will abide by all lawful policies and decisions made by the Board, as well as all applicable federal, state and local laws, regulations or ordinances. In this capacity as CEO and President, Executive will act solely on behalf of Company. Executive shall devote substantially all of Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies the Board in advance of Executive’s intent to engage in other paid work and receives the Board’s express written consent to do so. Such consent will not be withheld unreasonably. Moreover, Executive may receive compensation for services in connection with passive investments.

2.3 No Conflict of Interest. Executive will not, at any time while serving as CEO of Company, accept any engagement for work, paid or unpaid, that at the time such engagement is undertaken creates a conflict of interest with Company in the reasonable judgment of the Board.

2.4 Work Location. Executive’s principal place of work shall be located in Austin, Texas, or such other location as the Parties may agree upon from time to time.

3. Term.

3.1 Initial Term. The initial term will commence on the Agreement Date (the “Effective Date”). Unless sooner terminated in accordance with the terms of this Agreement, the employment relationship pursuant to this Agreement shall be for an initial term commencing on the Effective Date set forth above and continuing for three (3) years from the Effective Date (the “Initial Term”).

3.2 Renewal. On completion of the Initial Term specified in Section 3.1 above, this Agreement will automatically renew for subsequent one-year terms unless either Party provides ninety (90) days’ advance written notice to the other that such Party does not wish to renew the Agreement for a subsequent one-year term. In the event either Party gives notice of nonrenewal pursuant to this Section 3.2, this Agreement will expire at the end of the then-current term.

4. Compensation.

4.1 Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive a salary of $450,000 per year, payable in equal monthly installments and in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions.

4.2 Stock Options. Subject to approval by the Board, Company may from time to time grant to Executive options to purchase shares of Company’s common stock (“Future Options”). Future Options will be subject to the terms and conditions of one of the Company’s Stock Option Plans as designated by the Board (the “Plan”). Future Options will also be subject to the terms and conditions contained in the special form of option agreement previously adopted by the Board for senior executives, a form of which is attached hereto as Exhibit A (the “Form Option Agreement”) and shall vest over a period determined at the time of grant in accordance with the terms of the Form Option Agreement and the Plan.

4.3 Incentive Compensation. Executive shall be entitled to receive incentive compensation on an annual basis determined by the Compensation Committee of the Board of Directors, following a performance review conducted by the Compensation Committee pursuant to guidelines the Compensation Committee establishes in advance and communicates to Executive in writing.

4.4 Performance and Salary Review. The Board will periodically review Executive’s performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by the Board in its sole and absolute discretion. Executive’s salary may not be reduced during any period of employment under this Agreement without the written consent of Executive.

5. Customary Fringe Benefits and Facilities. Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company subject to the terms and conditions of Company’s benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive; provided, however, that during any period of employment under this Agreement, Executive (and his spouse and eligible dependents) shall be entitled to receive all benefits of employment generally available to other members of Company’s management and those benefits for which key executives are or shall become eligible, when and as Executive becomes eligible therefor, including, without limitation, group health, life and disability insurance benefits and participation in Company’s 401(k) plan. Company further agrees to furnish Executive with such assistance and accommodations (i.e., an office in the size, type and quality as provided to Executive prior to the Effective Date) as shall be suitable to the character of Executive’s position with Company and adequate for the performance of Executive’s duties hereunder.

6. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

7. Termination of Executive’s Employment.

7.1 Termination for Cause by Company. Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (a) theft, material dishonesty, or intentional falsification of any employment or Company records; (b) improper and intentional disclosure of the Company’s confidential or proprietary information that materially harms the Company; (c) any action which has a materially detrimental effect on Company’s reputation or business; (d) Executive’s failure or inability to perform his duties (other than for reasons of physical or mental incapacity), after written notice from Company and a reasonable opportunity to cure, in accordance with the policies and decisions of the Board; (e) Executive’s conviction (including any plea of guilty or nolo contendere) for any criminal act that materially impairs his ability to perform his duties for the Company; or (f) a material breach of this agreement by Executive which is not cured within thirty (30) days of receipt by Executive of reasonably detailed written notice from Company.

(a) Consequences of Termination for Cause. In the event Executive’s employment is terminated for Cause, Executive shall be entitled to receive only unpaid Base Salary then in effect, prorated to the date of termination, together with any amounts to which Executive is entitled pursuant to Sections 5 and 6 of this Agreement. Vesting under any and all stock options held by Executive will cease on the effective date of Executive’s termination with Cause. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Payments described in Section 7.2, below.

7.2 Termination Without Cause by Company. Company may terminate Executive’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice to Executive.

(a) Consequences of Termination Without Cause. In the event Executive’s employment is terminated without Cause, Executive will receive: (1) unpaid Base Salary then in effect, prorated to the date of termination, together with any amounts to which Executive is entitled pursuant to Sections 5 and 6 of this Agreement; (2) ratably, in equal monthly installments in accordance with the Company’s standard payroll practice, his Base Salary for eighteen (18) months from the termination date plus one year’s expected incentive compensation prorated for the percentage of the year that has elapsed as of the date of such termination (assuming for purposes of calculating the incentive compensation amount, satisfaction of all performance based milestones by both Company and the Executive); and (3) full acceleration of the vesting of any unexercisable or unvested portion of all outstanding options then held by Executive (Sections 7.2(a)(2) and 7.2(a)(3) collectively referred to as the “Severance Payments”); provided that Executive: (a) complies with all surviving provisions of this Agreement, including without limitation those provisions specified in Section 8, below; (b) executes a full general release, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company, in substantially the form attached hereto as Exhibit B, or in another form that is acceptable to Company and Executive, provided that such release shall exclude amounts due or to become due to Executive as contemplated by this Agreement. All other Company obligations to Executive will be automatically terminated and completely extinguished upon termination of employment.

7.3 Termination by Executive for Good Reason. Executive may terminate his employment with the Company for “Good Reason” at any time on five (5) days’ advance written notice to Company. For purposes of this Agreement, “Good Reason” shall mean one or more of the following circumstances: (a) a material breach of this Agreement, following written notice delivered to the Company and a reasonable opportunity, not to exceed fourteen (14) days, for the Company to cure; (b) any substantial diminution of Executive’s authority, duties, or responsibility; (c) a Change of Control (as that term is defined below); or (d) a change in Executive’s employment duties with Company such that Executive is required to relocate outside of the Austin, Texas metropolitan area in connection with his employment with Company (any of (b), (c) or (d) shall not be considered Good Reason unless undertaken without Executive’s express written consent).

(a) Consequences of Termination by Executive. In the event Executive’s employment with the Company is terminated by Executive for Good Reason, Executive will be entitled to receive unpaid Base Salary then in effect, prorated to the date of termination, together with any amounts to which Executive is entitled pursuant to Sections 5 and 6 of this Agreement, as well as the Severance Payments described in Section 7.2, above, provided that Executive complies with the conditions to receiving the Severance Payments. All other Company obligations to Executive will be automatically terminated and completely extinguished upon termination of employment.

7.4 Voluntary Resignation by Executive. Executive may voluntarily resign from his position with Company for any reason, at any time after the Effective Date, on five (5) days’ advance written notice to the Company.

(a) Consequences of Voluntary Resignation of Executive. In the event of Executive’s resignation for other than Good Reason, Executive will be entitled to receive only the unpaid Base Salary then in effect, prorated through the date of termination, together with any amounts to which Executive is entitled pursuant to Sections 5 and 6 (including any that have accrued through the five-day notice period). In addition, Executive will receive an additional amount (to be paid ratably in equal monthly installments) equal to Executive’s Base Salary for eighteen (18) months, provided that Executive executes a full general release, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company, in substantially the form attached hereto as Exhibit B, or in another form that is acceptable to Company and Executive, provided that such release shall exclude amounts due or to become due to Executive as contemplated by this Agreement. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished upon termination of employment.

7.5 Termination Upon A Change of Control.

(a) Payments Upon Termination. If Executive’s employment is terminated by Company or Executive for any reason, within twelve (12) months after a Change of Control (as that term is defined below), Executive shall be entitled to receive the unpaid Base Salary then in effect, prorated through the date of termination, together with any amounts to which Executive is entitled pursuant to Sections 5 and 6. In addition, Executive will receive the Severance Payments described in Section 7.2, above, provided that Executive complies with the conditions to receiving the Severance Payments.

(b) Change of Control. A “Change of Control” is defined as any one of the following occurrences:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of Company under an employee benefit plan of Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of Company representing 50% or more of (A) the outstanding shares of common stock of Company or (B) the combined voting power of the Company’s then-outstanding securities; or

(ii) the sale or disposition of all or substantially all of Company’s assets (or any transaction having similar effect is consummated); or

(iii) Company is party to a merger or consolidation that results in the holders of voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) a liquidation or dissolution of the Company.

7.6 Termination of Employment Upon Nonrenewal. In the event either Party decides not to renew this Agreement for a subsequent one-year term in accordance with Section 3.2 above, the Agreement will expire and Executive’s employment with Company will terminate. Such termination shall be deemed a termination without Cause by the Company pursuant to Section 7.2, if the Company is unwilling to renew this Agreement, or a voluntary resignation by Executive without Good Reason pursuant to Section 7.4, if Executive is unwilling to renew this Agreement.

8. Non-Competition.

8.1 Consideration For Promise To Refrain From Competing. Executive agrees that Executive’s services are special and unique, that Company’s disclosure of confidential, proprietary information and specialized training and knowledge to Executive, and that Executive’s level of compensation and benefits, including the amount of the Severance Payments, are partly in consideration of and conditioned upon Executive not competing with Company following the termination of his employment. Executive acknowledges that such consideration is adequate for Executive’s promises contained within this Section 8.

8.2 Promise To Refrain From Competing. Executive understands Company’s need for Executive’s promise not to compete with Company is based on the following: (a) Company has expended, and will continue to expend, substantial time, money and effort in developing its proprietary information; (b) Executive will in the course of Executive’s employment develop, be personally entrusted with and exposed to Company’s proprietary information; (c) Company is engaged in the highly insular and competitive gaming technology industry; (d) Company provides products and services nationally and internationally; and (e) Company will suffer great loss and irreparable harm if Executive were to enter into competition with Company. Therefore, in exchange for the consideration described in Section 8.1 above, Executive agrees that during Executive’s employment with Company, and for eighteen (18) months following the effective date of the termination of Executive’s employment with the Company for any reason, including without limitation termination following a Change of Control (the “Covenant Period”), Executive will not either directly or indirectly, whether as an owner, director, officer, manager, consultant, agent or employee: (i) work for or provide services or assistance to a competitor of Company, which is defined to include those entities or persons in the business of developing, marketing, selling and supporting technology to or for gaming businesses in which the Company engages or proposes to engage or in which the Company has an actual intention, as evidenced by the Company’s written business plans to engage, in any country in which Company does business (the “Restricted Business”); or (ii) make or hold any investment in any Restricted Business, whether such investment be by way of loan, purchase of stock or otherwise, provided that there shall be excluded from the foregoing the ownership of not more than 1% of the listed or traded stock of any publicly held corporation. For purposes of this Section 8, the term “Company” shall mean and include Company, any subsidiary or affiliate of Company, and any successor to the business of Company (by merger, consolidation, sale of assets or stock or otherwise).

8.3 Reasonableness of Restrictions. Executive represents and agrees that the restrictions on competition, as to time, geographic area, and scope of activity, required by this Section 8 are reasonable, do not impose a greater restraint than is necessary to protect the goodwill and business interests of Company, and are not unduly burdensome to Executive. Executive expressly acknowledges that Company competes on an international basis and that the geographical scope of these limitations is reasonable and necessary for the protection of Company’s trade secrets and other confidential and proprietary information. Executive further agrees that these restrictions allow Executive an adequate number and variety of employment alternatives, based on Executive’s varied skills and abilities. Executive represents that Executive is willing and able to compete in other employment not prohibited by this Agreement.

8.4 Reformation if Necessary. In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Section 8 and its subsections is unenforceable, the restrictions under this section and its subsections shall not be terminated but shall be reformed and modified to the extent required to render them valid and enforceable.

9. Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by Company’s Employee Innovations and Proprietary Rights Assignment Agreement, which was previously executed by Executive and incorporated herein by reference.

10. Nonsolicitation.

10.1 Nonsolicitation of Customers or Prospects. Executive acknowledges that information about Company’s customers is confidential and constitutes trade secrets. Accordingly, Executive agrees that during Executive’s employment with Company, and for twelve (12) months from the date of Executive’s termination, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company.

10.2 Nonsolicitation of Company’s Employees. Executive agrees that during Executive’s employment with Company, and for eighteen (18) months from the date of Executive’s termination, Executive will not, either directly or indirectly, solicit or encourage any of Company’s employees or cause others to solicit or encourage any of Company’s employees to discontinue their employment with Company.

11. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in Sections 8-10 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief.

12. Agreement to Arbitrate. To the fullest extent permitted by law, and pursuant to the American Arbitration Association’s Rules for the Resolution of Employment Disputes, Executive and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for breach of Company’s Employee Innovations and Proprietary Rights Agreement, claims relating to physical torts, the right to workers’ compensation, and unemployment insurance benefits and Company’s right to obtain injunctive relief pursuant to Section 11, above are excluded, and claims for enforcement of the Parties’ rights under the Covenants, are excluded. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this Agreement shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of Company.

13. General Provisions.

13.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement other than vested rights to receive payments hereunder.

13.2 Waiver. Either Party’s failure to enforce any provision of this Agreement shall not, unless confirmed in writing by the Party against whom waiver is urged, in any way be construed as a waiver of any such provision in ay other circumstance, or prevent that Party thereafter from enforcing each and every other provision of this Agreement.

13.3 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.4 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

13.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Texas. Each Party consents to the jurisdiction and venue of the state or federal courts in Travis County, Texas, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

13.6 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either Party may specify in writing.

13.7 Survival. Executive’s right to receive payments contemplated by this Agreement to continue beyond his employment, shall survive except to the extent expressly provided otherwise. To the extent expressly contemplated hereunder or reasonably contemplated to continue beyond the termination of Executive’s employment, the following provisions shall also survive: Section 8 (“Non-Competition”), 9 (“Confidentiality and Proprietary Rights”), 10 (“Nonsolicitation”), 11 (“Injunctive Relief”), 12 (“Agreement to Arbitrate”), 13 (“General Provisions”) and 14 (“Entire Agreement”).

14. Entire Agreement. This Agreement, including the Company Employee Innovations and Proprietary Rights Assignment Agreement and the Form Option Agreement, constitutes the entire agreement between the Parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

EXECUTIVE

Dated:	September 9, 2004		/s/ Clifton E. Lind
`			Clifton E. Lind

ADDRESS

COMPANY

Dated:	September 9, 2004	By:	/s/ Thomas Sarnoff
`			Thomas Sarnoff

ADDRESS

Signature Page to Lind Employment Agreement

EXHIBIT A

Form of Option Agreement

See attached.

EXHIBIT B

Release of Claims

Executive for himself and on behalf of his attorneys, heirs, assigns, successors, executors, and administrators IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES Company and any current and former parent, subsidiary, affiliated and related corporations, firms, associations, partnerships, and entities, and their successors and assigns, of and from all claims and causes of action whatsoever, whether known or unknown or whether connected with Employee’s employment by Company or not, which may have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but not limited to, any claim or cause of action arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Texas Commission on Human Rights Act, the Age Discrimination in Employment Act, the Texas Labor Code, the Texas Payday Act, or any other municipal, local, state, or federal law, common or statutory. Notwithstanding the foregoing, Executive reserves all rights (A) to indemnification that he may currently or hereafter possess as an officer, director or agent or former officer, director or agent of Company (or its affiliates) under applicable corporate statutes or the organic corporate documents of Company (and the scope of any indemnification existing as of this date shall not be reduced as to Executive by future action of Company); (B) under any employee insurance policies or benefit programs that by their terms continue to apply to Executive; and (C) under any other provision of this Agreement. Company hereby represents that, without investigation or undertaking any duty of inquiry, its Board of Directors and executive officers are unaware of any claims Company may have against Executive as of the date of this Agreement.